Ex 99.1

PO Box 9005
Quakertown, PA 18951-9005
215.538.5600
800.491.9070
QNBBank.com

FOR IMMEDIATE RELEASE

QNB CORP. REPORTS

EARNINGS FOR FOURTH QUARTER 2024

QUAKERTOWN, PA (January 21, 2025) QNB Corp. (the “Company” or “QNB”) (OTC Bulletin Board: QNBC), the parent company of QNB Bank (the “Bank”), reported net income for the fourth quarter of 2024 of $3,051,000, or $0.83 per share on a diluted basis. This compares to net income of $1,134,000, or $0.31 per share on a diluted basis, for the same period in 2023. For the twelve months ended December 31, 2024, QNB reported net income of $11,488,000, or $3.12 per share on a diluted basis. This compares to net income of $9,483,000, or $2.63 per share on a diluted basis, reported for the same period in 2023.

For the fourth quarter of 2024, the annualized rate of return on average assets and average shareholders’ equity was 0.61% and 7.36%, respectively, compared with 0.25% and 2.83%, respectively, for the fourth quarter 2023.

The operating performance of the Bank, a wholly-owned subsidiary of QNB Corp., improved for the quarter ended December 31, 2024, in comparison with the same period in 2023, due primarily to improvement in the interest margin causing a $1,621,000 increase in net interest income, decreased provision for credit losses on loans and unfunded commitments of $548,000 and an increase in non-interest income of $1,814,000; this was partly offset by an increase in non-interest expense of $303,000. The change in contribution from QNB Corp. for the quarter ended December 31, 2024, compared with the same period in 2023, is primarily due to a decrease in net interest income of $838,000, related to the subordinated debt issuance in 2024, and fewer unrealized gains on the equity portfolio; partly offset by less losses on sales of equity securities.

The following table presents disaggregated net income (loss):

	Three months ended,			Twelve months ended,
	12/31/2024	12/31/2023	Variance	12/31/2024	12/31/2023	Variance
QNB Bank	$3,771,000	$827,000	$2,944,000	$12,237,000	$9,395,000	$2,842,000
QNB Corp	(720,000)	307,000	(1,027,000)	(789,000)	88,000	(877,000)
Consolidated net income	$3,051,000	$1,134,000	$1,917,000	$11,448,000	$9,483,000	$1,965,000

Total assets as of December 31, 2024 were $1,870,894,000 compared with $1,706,318,000 at December 31, 2023. Total available-for-sale debt securities increased $56,378,000, or 11.5%, to

$546,559,000, primarily due to purchases of higher-yielding securities to offset the cost of the $40,000,000 of subordinated debt issued in the third quarter of 2024. Loans receivable increased $122,515,000, or 11.2%, to $1,216,048,000. Total deposits increased $139,828,000, or 9.4%, to $1,628,541,000. Short-term borrowing declined $50,250,000, or 53.4%. Long term debt increased $20,000,000 and the carrying value of the subordinated debt, net of deferred costs, was $39,068,000 at December 31, 2024.

“We are pleased with the strong growth and quality of our business throughout 2024, resulting in a $1.9 million increase in earnings vs. the prior year,” said David W. Freeman, President and Chief Executive Officer. Freeman continued, “Assets increased by 9.6% during the year, driven by growth in our loan portfolio. Although deposit growth slowed in the 4th quarter, we finished the year with an increase of 9.4% in deposits over the prior year. We are focused on top-line growth, prudent use of capital, and managing our balance sheet. As a result of disciplined management, we continued to realize improvement in Net Interest Income. We will continue to capitalize on market opportunities and are optimistic moving into 2025.”

Net Interest Income and Net Interest Margin

Net interest income for the quarter ended December 31, 2024 totaled $10,975,000, an increase of $783,000, from the same period in 2023. Net interest margin was 2.38% for the fourth quarter of 2024 and 2.36% for the same period in 2023. Net interest margin was 2.43% for the twelve months ended December 30, 2024, compared with 2.39% for the same period in 2023.

The yield on earning assets was 4.78% for the fourth quarter of 2024, compared with 4.44% in the fourth quarter of 2023; an increase of 34 basis points. For the twelve-month period ended December 31, 2024, the yield on earning assets was 4.73%, compared with 4.09% for the same period in 2023. The cost of interest-bearing liabilities was 2.91% for the quarter ended December 31, 2024, compared with 2.55% for the same period in 2023, an increase of 36 basis points. For the twelve-month period ended December 31, 2024, the cost of interest-bearing liabilities was 2.80% compared with 2.11% for the same period in 2023.

Proceeds from the growth in average deposits, paydowns on investment securities and from the issuance of both long-term and subordinated debt over the past year were invested in loans and other interest earning assets, reinvested in higher-yielding securities and used to pay down short-term borrowings. Loan growth was primarily in commercial real estate, which comprised 45% of average earning assets in the twelve months of 2024 compared with 42% for the same period in 2023, and the increases in both rates and volume in commercial real estate loans majorly contributed to the 50 basis-point increase in the yield on loans. The decline in the available-for-sale portfolio was primarily in mortgage-backed securities, which comprised 20% of average earnings assets in the twelve months of 2024 compared with 23% for the same period in 2023. The 57-basis point increase in rate on investments was primarily due to the impact of the interest rate swaps entered into at the end of the second quarter of 2023 and the investment in higher-yielding securities, contributing to the increase in net interest margin. The 70 basis-point increase in the rate paid on deposits and the issuance of subordinated debt were the primary contributors to the increase in the cost of funds of 69 basis points.

Asset Quality, Provision for Credit Losses on Loans and Allowance for Credit Losses

QNB recorded a $242,000 reversal in the provision for credit losses on loans in the fourth quarter of 2024 compared to $291,000 in additional provision in the fourth quarter of 2023. QNB's allowance for credit losses on loans of $8,744,000 represents 0.72% of loans receivable at December 31, 2024, compared to $8,852,000, or 0.81% of loans receivable at December 31, 2023. The nine basis point decrease in the allowance for credit losses on loans was primarily due to improvements in the economic outlook. Net loan charge-offs were $1,000 for the quarter ended December 31, 2024, compared with recoveries of $19,000 for the same period in 2023. Annualized net loan charge-offs for the quarter ended December 31, 2024 were 0.00% and annualized net loan recoveries were 0.01% for the quarter ended December 31, 2023, of average loans receivable, respectively. Net loan charge-offs of $59,000 for the twelve months ended December 31, 2024, compared with recoveries of $238,000 for the same period in 2023, were primarily due to two large commercial customers. Annualized net loan charge-offs for the twelve months ended December 31, 2024 were 0.01%, compared to annualized net loan recoveries of 0.02% for the same period in 2023, of average loans receivable, respectively.

Total non-performing loans, which represent loans on non-accrual status and loans past due 90 days or more and still accruing interest, were $1,975,000, or 0.16% of loans receivable at December 31, 2024, compared with $1,940,000, or 0.18% of loans receivable at December 31, 2023. In cases where there is a collateral shortfall on non-accrual loans, specific reserves have been established based on updated collateral values even if the borrower continues to pay in accordance with the terms of the agreement. At December 31, 2024, $1,178,000, or approximately 60% of the loans classified as non-accrual, are current or past due less than 30 days. Commercial loans classified as substandard or doubtful loans totaled $27,652,000 at December 31, 2024, compared with $11,610,000 at December 31, 2023; these were comprised primarily of commercial real estate loans.

Non-Interest Income

Total non-interest income was $1,645,000 for the fourth quarter of 2024 compared with $283,000 for the same period in 2023. Net realized and unrealized gain/loss on securities were a net gain of $70,000 for the quarter ended December 31, 2024 compared to a net loss of $1,358,000 in the same period in 2023. During the fourth quarter of 2024, QNB sold all remaining equity securities and reversed the unrealized gains and losses on equity securities and recorded realized gains and losses on sales. The Bank also sold lower yielding securities to better position its net interest margin.

Fees for service to customers increased $40,000 for the quarter ended December 31, 2024, as overdraft fees increased $20,000 and other deposit-related fees increased $20,000. ATM and debit card increased $21,000 due to volume. Retail brokerage and advisory income decreased $89,000 to $118,000 for the same period, due to a decrease in customer balances following employee turnover. Other non-interest income decreased $24,000 for the same period due to a decline in merchant fee income of $14,000 and less letter of credit fees of $9,000.

For the twelve months ended December 31, 2024, non-interest income was $6,913,000, an increase of $2,076,000 compared to the same period in 2023. Net realized and unrealized gains (losses) on securities were a net gain of $704,000 for the year ended December 31, 2024 compared to a net loss of $1,827,000 in the same period in 2023. QNB completed the exchange offer to convert the Bank's Visa B-1 shares to B-2 and C shares in the second quarter of 2024; QNB sold the Visa Class C shares in the fourth quarter of 2024 and realized a gain of $1,498,000. QNB sold its other equity securities and realized a gain of $517,000 during the twelve months ended December 31, 2024 compared to a loss of $19,000 for the same period of 2023. Realized gain/loss on sale of available-for-sale debt securities was a loss of $2,230,000, a decline of $172,000 for the twelve months ended December 31, 2024, compared with the same period in 2023. Net gain on sale of loans increased $13,000 when comparing the twelve months ended December 31, 2024 with the same period in 2023. Increases in non-interest income for the twelve months ended December 31, 2024 compared to the same period in 2023 comprise: fees for services to customers which increased $119,000 and ATM and debit card income of $5,000. Decreases in non-interest income comprised: retail brokerage and advisory income, merchant income, and other which decreased $386,000, $46,000 and $206,000, respectively. Other non-interest income decreased the $206,000 due primarily to a sales tax refund of $117,000 received in 2023, losses on disposals of furniture and equipment, mortgage servicing fees and letter of credit fees.

Non-Interest Expense

Total non-interest expense was $9,081,000 for the fourth quarter of 2024 compared with $8,746,000 for the same period in 2023. Salaries and benefits expense increased $362,000, or 7.7%, to $5,079,000 when comparing the two quarters. Salary expense and related payroll taxes increased $518,000, or 13.2%, to $4,430,000 during the fourth quarter of 2024 compared to the same period in 2023, primarily due to bonuses related to financial goal improvement. Benefits expense decreased $165,000, or 37.1%, when comparing the two periods primarily due to a reduction in medical costs and stop-loss reimbursements.

Net occupancy and furniture and equipment expense increased $176,000, or 11.9%, to $1,653,000 for the fourth quarter of 2024 primarily due to software maintenance costs and depreciation. Other non-interest expense decreased $203,000, or 8.0%, when comparing fourth quarter of 2024 with the same period in 2023 due to a decrease in write-offs relating to fraud on customer accounts of $215,000 and a decrease in FDIC insurance of $185,000, partly offset by increases in marketing expense of $67,000, third-party service expenses of $64,000, and debit card expense of $63,000.

For the twelve months ended December 31, 2024, non-interest expense was $35,484,000, an increase of $1,375,000, or 4.0%, compared to the same period in 2024.

Income Taxes

Provision for income taxes increased $441,000 to $743,000 in the fourth quarter of 2024 due to increased pre-tax income, compared with the same period in 2023. The effective tax rate for the quarter ended December 31, 2024 was 19.6% compared with 21.0% for the same period in 2023. The effective tax rate for the twelve months ended December 31, 2024 was 20.3% compared with 19.1% for the same period in 2023.

About the Company

QNB Corp. is the holding company for QNB Bank, which is headquartered in Quakertown, Pennsylvania. QNB Bank currently operates twelve branches in Bucks, Lehigh and Montgomery Counties and offers commercial and retail banking services in the communities it serves. In addition, the Company provides securities and advisory services under the name of QNB Financial Services through a registered Broker/Dealer and Registered Investment Advisor, and title insurance as a member of Laurel Abstract Company LLC. More information about QNB Corp. and QNB Bank is available at QNBBank.com.

Forward Looking Statement

This press release may contain forward-looking statements as defined in the Private Securities Litigation Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. Such factors include the possibility that increased demand or prices for the Company’s financial services and products may not occur, changing economic and competitive conditions, technological developments, and other risks and uncertainties, including those detailed in the Company’s filings with the Securities and Exchange Commission, including "Item lA. Risk Factors," set forth in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2023. You should not place undue reliance on any forward-looking statements. These statements speak only as of the date of this press release, even if subsequently made available by the Company on its website or otherwise. The Company undertakes no obligation to update or revise these statements to reflect events or circumstances occurring after the date of this press release.

Contacts:	David W. Freeman	Jeffrey Lehocky
	President & Chief Executive Officer	Chief Financial Officer
	215-538-5600 x-5619	215-538-5600 x-5716
	dfreeman@QNBbank.com	jlehocky@QNBbank.com

QNB Corp.
Consolidated Selected Financial Data (unaudited)
(Dollars in thousands)
Balance Sheet (Period End)	12/31/24	9/30/24	6/30/24	3/31/24	12/31/23
Assets	$1,870,894	$1,841,563	$1,761,487	$1,716,081	$1,706,318
Cash and cash equivalents	50,713	104,232	76,909	50,963	62,657
Investment securities
Debt securities, AFS	546,559	510,036	460,418	481,596	490,181
Equity securities	—	2,760	7,233	6,217	5,910
Loans held-for-sale	664	294	786	—	549
Loans receivable	1,216,048	1,171,361	1,162,310	1,122,616	1,093,533
Allowance for loan losses	(8,744)	(8,987)	(8,858)	(8,738)	(8,852)
Net loans	1,207,304	1,162,374	1,153,452	1,113,878	1,084,681
Deposits	1,628,541	1,626,284	1,572,839	1,536,188	1,488,713
Demand, non-interest bearing	183,499	190,240	190,333	188,260	185,098
Interest-bearing demand, money market and savings	1,063,584	1,055,409	1,003,813	990,451	988,634
Time	381,458	380,635	378,693	357,477	314,981
Short-term borrowings	43,844	22,918	49,066	55,088	94,094
Long-term debt	40,000	30,000	30,000	20,000	20,000
Subordinated debt	39,068	39,030	—	—	—
Shareholders' equity	103,349	105,340	96,885	93,686	90,824

Asset Quality Data (Period End)
Non-accrual loans	$1,975	$1,696	$2,078	$2,001	$1,940
Loans past due 90 days or more and still accruing	—	—	—	—	—
Non-performing loans	1,975	1,696	2,078	2,001	1,940
Other real estate owned and repossessed assets	—	—	—	—	—
Non-performing assets	$1,975	$1,696	$2,078	$2,001	$1,940

Allowance for credit losses on loans	$8,744	$8,987	$8,858	$8,738	$8,852

Non-performing loans / Loans excluding held-for-sale	0.16%	0.14%	0.18%	0.18%	0.18%
Non-performing assets / Assets	0.11%	0.09%	0.12%	0.12%	0.11%
Allowance for credit losses on loans / Loans excluding held-for-sale	0.72%	0.77%	0.76%	0.78%	0.81%

QNB Corp.
Consolidated Selected Financial Data (unaudited)
(Dollars in thousands, except per share data)	Three months ended,					Twelve months ended,
For the period:	12/31/24	9/30/24	6/30/24	3/31/24	12/31/23	12/31/24	12/31/23
Interest income	$22,209	$21,945	$20,345	$19,569	$19,257	$84,068	$69,082
Interest expense	11,234	10,818	9,753	9,401	9,065	41,206	28,927
Net interest income	10,975	11,127	10,592	10,168	10,192	42,862	40,155
(Reversal in provision) provision for credit losses	(255)	159	114	(86)	293	(68)	(844)
Net interest income after provision for credit losses	11,230	10,968	10,478	10,254	9,899	42,930	40,999
Non-interest income:
Fees for services to customers	454	469	427	420	414	1,770	1,651
ATM and debit card	708	691	705	636	687	2,740	2,735
Retail brokerage and advisory income	118	139	126	93	207	476	862
Net realized gain (loss) on investment securities	1,414	224	(1,096)	377	(2,262)	919	(2,077)
Unrealized (loss) gain on equity securities	(1,344)	143	1,016	(30)	904	(215)	250
Net (loss) gain on sale of loans	(3)	19	(2)	15	11	29	16
Other	298	282	289	325	322	1,194	1,400
Total non-interest income	1,645	1,967	1,465	1,836	283	6,913	4,837
Non-interest expense:
Salaries and employee benefits	5,079	4,650	5,038	4,974	4,717	19,741	19,026
Net occupancy and furniture and equipment	1,653	1,531	1,481	1,515	1,477	6,180	5,825
Other	2,349	2,455	2,415	2,344	2,552	9,563	9,258
Total non-interest expense	9,081	8,636	8,934	8,833	8,746	35,484	34,109
Income before income taxes	3,794	4,299	3,009	3,257	1,436	14,359	11,727
Provision for income taxes	743	961	544	663	302	2,911	2,244
Net income	$3,051	$3,338	$2,465	$2,594	$1,134	$11,448	$9,483

Share and Per Share Data:
Net income - basic	$0.83	$0.91	$0.67	$0.71	$0.31	$3.12	$2.63
Net income - diluted	$0.83	$0.91	$0.67	$0.71	$0.31	$3.12	$2.63
Book value	$27.96	$28.57	$26.34	$25.57	$24.86	$27.96	$24.86
Cash dividends	$0.37	$0.37	$0.37	$0.37	$0.37	$1.48	$1.48
Average common shares outstanding -basic	3,688,078	3,679,799	3,665,695	3,655,176	3,642,096	3,672,251	3,610,713
Average common shares outstanding -diluted	3,695,518	3,682,773	3,665,695	3,655,176	3,642,096	3,673,697	3,610,713
Selected Ratios:
Return on average assets	0.64%	0.72%	0.55%	0.58%	0.25%	0.62%	0.54%
Return on average shareholders' equity	7.36%	8.13%	6.14%	6.51%	2.83%	7.05%	6.04%
Net interest margin (tax equivalent)	2.38%	2.48%	2.46%	2.39%	2.36%	2.43%	2.39%
Efficiency ratio (tax equivalent)	71.16%	65.28%	73.26%	72.73%	82.38%	70.50%	74.84%
Average shareholders' equity to total average assets	8.63%	8.80%	8.97%	8.98%	8.93%	8.84%	8.99%
Net loan charge-offs (recoveries)	$1	$25	$12	$21	$(19)	$59	$(238)
Net loan charge-offs (recoveries) - annualized / Average loans excluding held-for-sale	0.00%	0.01%	0.00%	0.01%	-0.01%	0.01%	-0.02%
Balance Sheet (Average)
Assets	$1,908,914	$1,856,034	$1,798,040	$1,778,585	$1,779,627	$1,835,650	$1,748,029
Investment securities (AFS & Equities)	614,329	552,323	569,135	578,615	604,292	578,626	628,380
Loans receivable	1,193,949	1,158,731	1,139,874	1,108,836	1,072,616	1,150,489	1,040,121
Deposits	1,635,629	1,600,925	1,542,661	1,497,692	1,490,244	1,569,494	1,455,517
Shareholders' equity	164,823	163,274	161,340	159,739	158,987	162,304	157,126

QNB Corp. (Consolidated)
Average Balances, Rate, and Interest Income and Expense Summary (Tax-Equivalent Basis)

	Three Months Ended
	December 31, 2024			December 31, 2023
	Average	Average		Average	Average
	Balance	Rate	Interest	Balance	Rate	Interest
Assets
Investment securities:
U.S. Treasury	$20,207	4.86%	$247	$7,255	5.19%	$95
U.S. Government agencies	75,958	1.18	224	95,852	1.13	270
State and municipal	105,522	2.89	763	108,771	3.64	991
Mortgage-backed and CMOs	364,229	2.55	2,318	380,666	2.72	2,584
Corporate debt securities and mutual funds	47,774	5.78	691	6,708	4.40	74
Equities	639	4.30	7	5,040	4.98	63
Total investment securities	614,329	2.77	4,250	604,292	2.70	4,077
Loans:
Commercial real estate	845,700	5.69	12,104	751,629	5.18	9,809
Residential real estate	112,872	4.27	1,205	109,048	3.89	1,062
Home equity loans	68,735	6.76	1,168	60,599	6.76	1,032
Commercial and industrial	144,528	7.39	2,685	128,440	7.31	2,367
Consumer loans	3,505	9.16	81	3,732	7.71	72
Tax-exempt loans	18,799	4.00	189	19,556	3.66	180
Total loans, net of unearned income*	1,194,139	5.81	17,432	1,073,004	5.37	14,522
Other earning assets	52,988	5.02	669	57,432	5.52	800
Total earning assets	1,861,456	4.78	22,351	1,734,728	4.44	19,399
Cash and due from banks	13,747			13,539
Allowance for loan losses	(9,166)			(8,668)
Other assets	42,877			40,028
Total assets	$1,908,914			$1,779,627

Liabilities and Shareholders' Equity
Interest-bearing deposits:
Interest-bearing demand	$373,270	1.05%	982	$321,858	0.83%	673
Municipals	166,210	4.32	1,807	141,524	4.78	1,704
Money market	251,758	3.14	1,985	223,646	3.39	1,910
Savings	273,473	1.28	882	305,502	1.27	979
Time < $100	177,265	4.00	1,781	144,386	3.39	1,234
Time $100 through $250	156,535	4.52	1,780	116,054	4.05	1,183
Time > $250	46,783	4.57	538	42,485	3.78	404
Total interest-bearing deposits	1,445,294	2.69	9,755	1,295,455	2.48	8,087
Short-term borrowings	20,667	2.65	138	97,402	3.08	755
Long-term debt	33,261	4.75	404	20,000	4.36	223
Subordinated debt	39,045	9.39	937	—	—	—
Total borrowings	92,973	6.33	1,479	117,402	3.31	978
Total interest-bearing liabilities	1,538,267	2.91	11,234	1,412,857	2.55	9,065
Non-interest-bearing deposits	190,335			194,789
Other liabilities	15,489			12,994
Shareholders' equity	164,823			158,987
Total liabilities and
shareholders' equity	$1,908,914			$1,779,627
Net interest rate spread		1.87%			1.89%
Margin/net interest income		2.38%	$11,117		2.36%	$10,334
Tax-exempt securities and loans were adjusted to a tax-equivalent basis and are based on the Federal corporate tax rate of 21%
Non-accrual loans and investment securities are included in earning assets.
* Includes loans held-for-sale

QNB Corp. (Consolidated)
Average Balances, Rate, and Interest Income and Expense Summary (Tax-Equivalent Basis)

	Twelve Months Ended
	December 31, 2024			December 31, 2023
	Average	Average		Average	Average
	Balance	Rate	Interest	Balance	Rate	Interest
Assets
Investment securities:
U.S. Treasury	$11,682	5.00%	$584	$4,535	5.06%	$229
U.S. Government agencies	80,332	1.17	942	100,409	1.11	1,119
State and municipal	106,806	3.39	3,623	109,598	2.89	3,164
Mortgage-backed and CMOs	357,977	2.68	9,580	399,599	2.14	8,555
Corporate debt securities and mutual funds	17,560	5.76	1,012	6,655	4.40	293
Equities	4,269	3.88	166	7,584	4.22	320
Total investment securities	578,626	2.75	15,907	628,380	2.18	13,680
Loans:
Commercial real estate	810,525	5.53	44,805	713,294	4.89	34,900
Residential real estate	110,320	4.12	4,542	107,379	3.73	4,005
Home equity loans	65,714	6.81	4,475	58,144	6.52	3,794
Commercial and industrial	141,998	7.52	10,682	137,966	7.50	10,344
Consumer loans	3,635	8.12	295	3,889	7.29	283
Tax-exempt loans	18,507	3.90	721	19,876	3.56	707
Total loans, net of unearned income*	1,150,699	5.69	65,520	1,040,548	5.19	54,033
Other earning assets	59,734	5.36	3,199	34,816	5.61	1,953
Total earning assets	1,789,059	4.73	84,626	1,703,744	4.09	69,666
Cash and due from banks	13,847			13,918
Allowance for loan losses	(8,965)			(8,820)
Other assets	41,709			39,187
Total assets	$1,835,650			$1,748,029

Liabilities and Shareholders' Equity
Interest-bearing deposits:
Interest-bearing demand	$346,590	0.93%	3,225	$315,990	0.60%	1,900
Municipals	146,446	4.64	6,794	131,610	4.46	5,867
Money market	237,071	3.45	8,181	183,004	2.64	4,823
Savings	285,011	1.28	3,651	348,878	1.20	4,187
Time < $100	170,998	3.98	6,808	121,622	2.63	3,194
Time $100 through $250	145,022	4.53	6,570	107,560	3.59	3,859
Time > $250	49,831	4.51	2,247	38,076	3.08	1,171
Total interest-bearing deposits	1,380,969	2.71	37,476	1,246,740	2.01	25,001
Short-term borrowings	48,526	2.37	1,148	108,862	3.01	3,273
Long-term debt	27,869	4.67	1,322	15,712	4.10	653
Subordinated debt	13,262	9.34	1,260	—	—	—
Total borrowings	89,657	4.16	3,730	124,574	3.15	3,926
Total interest-bearing liabilities	1,470,626	2.80	41,206	1,371,314	2.11	28,927
Non-interest-bearing deposits	188,525			208,777
Other liabilities	14,195			10,812
Shareholders' equity	162,304			157,126
Total liabilities and
shareholders' equity	$1,835,650			$1,748,029
Net interest rate spread		1.93%			1.98%
Margin/net interest income		2.43%	$43,420		2.39%	$40,739
Tax-exempt securities and loans were adjusted to a tax-equivalent basis and are based on the Federal corporate tax rate of 21%
Non-accrual loans and investment securities are included in earning assets.
* Includes loans held-for-sale